Exhibit 99.1

DATE: Sept. 28, 2015

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege 918) 573-4034	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Partners Announces Termination

of its Merger Agreement with Williams (NYSE:WMB)

Williams Partners Advises Unitholders to Reference News Today From Williams

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) (“Williams Partners”) today announced an agreement with The Williams Companies, Inc. (NYSE: WMB) (“Williams”), the owner of Williams Partners’ general partner, whereby both parties have terminated their previously announced merger agreement under which Williams was to acquire all of the public outstanding common units of Williams Partners in an all stock-for-unit transaction.

In connection with the termination of the merger agreement, Williams has agreed to pay a termination fee to Williams Partners in the amount of $428 million. As contemplated by the merger agreement, the termination fee is being paid through an irrevocable waiver of a portion of the quarterly incentive distributions Williams is entitled to receive from Williams Partners (in an aggregate amount of $428 million, but in no circumstances in an amount of more than $209 million per quarter).

Williams Partners advises its unitholders to reference news issued today by Williams regarding its agreement to be acquired by Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”). Williams and ETE today announced a business combination transaction valued at approximately $37.7 billion, including the assumption of debt and other liabilities. ETE’s willingness to proceed with the proposed acquisition was contingent on the termination of the Williams/Williams Partners transaction.

About Williams Partners

Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins and also in Canada. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams, a premier provider of large-scale North American natural gas infrastructure, owns approximately 60 percent of Williams Partners, including all of the 2 percent general-partner interest. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.

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